Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
EUPA International Corporation
We hereby consent to the use of our report dated March 22, 2006, relating to the consolidated financial statements of EUPA International Corporation as of December 31, 2005 and 2004, and for each of the years then ended, which appears in the Annual Report on Form 10-KSBof EUPA International Corporation for the year ended December 31, 2005.
/s/ Lichter, Yu & Associates
San Diego, California
March 31, 2006